INVESTMENT SUB-ADVISORY AGREEMENT
November 10, 2000
Celfin Servicios Financieros S.A.
Apoquinda 3721, Piso 19
Santiago
Chile
Dear Sirs:
The Latin America Equity Fund, Inc. (formerly known as The Latin America Investment Fund, Inc.) (the "Company"), a corporation organized under the laws of the state of Maryland, and Credit Suisse Asset Management, LLC ("CSAM"), a limited liability company organized under the laws of the state of Delaware and the investment adviser to the Company, each herewith confirms its agreement with Celfin Servicios Financieros S.A. (the "Sub-Adviser") as follows:
1. Investment Description; Appointment
The Company desires to employ its capital by investing and
reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended and in its Registration Statement as from time to time in effect (including its Registration Statement on Form N-14 as declared effective by the Securities and Exchange Commission on September 1,
2000), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company's Registration Statement and Articles of Incorporation, as amended, have been or will be submitted to the Sub-Adviser. The Company agrees to provide copies of all amendments to the Company's Registration Statement and Articles of Incorporation to the Sub-Adviser on an on-going basis. The Company and CSAM desire to employ and hereby appoint the Sub-Adviser to act as investment sub-adviser to the Company with respect to Chilean investments.
The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.
2. Services as Investment Sub-Adviser
Subject to the supervision and direction of the Board of Directors of the Company and of CSAM, the Sub-Adviser will (a) act in conformity with the Company's Articles of Incorporation, the U.S. Investment Company Act of 1940 and the U.S. Investment Advisers Act of 1940, as the same may from time to time be amended, and (b) provide the following services: (1) furnishing advice and making recommendations to CSAM regarding the purchase and sale of Chilean securities, (2) providing CSAM with statistical, research and other factual data for their use in connection with the Company's investment program in Chile, (3) identifying Chilean regulatory and other Chilean governmental requirements applicable to the Company in connection with the Company's investment activities in Chile, (4) monitoring the execution of transactions and the settlement and clearance of the Company's Chilean securities transactions and (5) providing information regarding corporate actions, repatriation restrictions, currency restrictions and other matters relating to the Company's Chilean holdings as may be requested by the Company or CSAM from time to time.
3. Information Provided to CSAM
The Sub-Adviser will keep CSAM informed of developments in Chile materially affecting the Company, and will, on its own initiative, furnish CSAM from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.
4. Standard of Care
The Sub-Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or CSAM in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to CSAM, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.
5. Compensation
In consideration of the services rendered pursuant to this Agreement, CSAM will pay the Sub-Adviser within five business days after the end of each calendar quarter during the term of this Agreement, a fee for the previous quarter computed monthly at an annual rate of .25 of 1.00% of the Company's average weekly net assets invested in Chilean securities, less the "Discount Adjustment Amount." For purposes of this Agreement, the "Discount Adjustment Amount" shall mean the product of (x) the quarterly fee otherwise due to the Sub-Adviser hereunder, and (y) a fraction, the numerator of which is the amount by which the investment advisory fee payable to CSAM by the Company for the corresponding quarter has been reduced, pursuant to the terms of the Investment Advisory Agreement between the Company and CSAM, as a consequence of the market value of the Company's outstanding shares trading at a discount to the Company's net asset value, and the denominator of which is the investment advisory fee that would have been payable to CSAM for that quarter if no such reduction was required by the terms of that agreement. If the Investment Advisory Agreement between the Company and CSAM at any time no longer requires any such adjustment, the Discount Adjustment Amount hereunder shall be zero..
Pursuant to the terms of the Investment Advisory Agreement between the Company and CSAM of even date herewith, CSAM may direct the Company to pay the Sub-Adviser directly amounts owing under this Agreement in Chilean pesos at the "dolar observado" rate on the date of payment or, if such rate ceases to be calculated in Chile, at an exchange rate commonly utilized in lieu of the "dolar observado" rate. Other than in this instance, the Sub-Adviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to CSAM for payment of fees due. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement.  For the purpose of determining fees payable to the Sub-Adviser, the value of the Company's net assets shall be computed at the times and in the manner specified in the Company's Registration Statement as from time to time in effect.
6. Expenses
The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses, taxes, interest, brokerage costs and commissions and stock exchange fees; fees of directors of the Company who are not officers, directors or employees of the Sub-Adviser, CSAM, any other sub-investment adviser or any of their affiliates; U.S. Securities and Exchange Commission fees, state Blue Sky qualification fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders'reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or nonrecurring expenses.
7. Services to Other Companies or Accounts
The Company understands that the Sub-Adviser now acts, will continue to act or may act in the future as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Sub-Adviser so acting. The Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
8. Term of Agreement
This Agreement shall become effective as of the date hereof and shall continue for an initial one-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a "majority" (as defined in the Investment
Company Act of 1940) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or CSAM or by vote of holders of a majority of the Company's shares, or upon 90 days' written notice, by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).
9. Entire Agreement
This Agreement constitutes the entire agreement among the parties hereto.
10. Change in Membership
CSAM shall notify the Sub-Adviser and the Company of any change in its membership within a reasonable time after such change.
11. Governing Law
This Agreement shall be governed by and continued and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.
12. Consent to Jurisdiction and Service of Process
The Sub-Adviser irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan, The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment, provided that service of process is effected upon the Sub-Adviser in the manner specified in the following paragraph or as otherwise permitted by law.
As long as this Agreement remains in effect, the Sub-Adviser will at all times have an authorized agent in the Borough of Manhattan, The City of New York upon whom process may be served in any legal action or proceeding in a New York State or United States Federal court sitting in the Borough of Manhattan, The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. The Sub-Adviser hereby appoints CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any such legal action or proceeding may be made upon it at the office of such agent at 1633 Broadway, New York, New York 10019 (or at such other address in the Borough of Manhattan, The City of New York, as said agent may designate by written notice to the Company and CSAM. The Sub-Adviser hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Sub-Adviser set forth in the heading to this Agreement or to any other address of which the Sub-Adviser shall have given written notice to the Company and CSAM. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (i) shall be deemed in every respect effective service of process upon the Sub-Adviser in any suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Sub-Adviser. Nothing in this Section shall affect the right of the Company or
CSAM to serve process in any manner permitted by law or limit the right of the Company or CSAM to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.
If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.
Very truly yours,
THE LATIN AMERICA EQUITY FUND, INC.
By:
Name:
Title:
CREDIT SUISSE ASSET MANAGEMENT, LLC
By:
Name:
Title:
Accepted:
CELFIN SERVICIOS FINANCIEROS S.A.
By:
Name:
Title:


780451.3



2